Exhibit 4.6

DESCRIPTION OF REGISTRANT’S SECURITIES REGISTERED UNDER SECTION 12
OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

The following description sets forth certain material terms and provisions of the common stock and Series A Preferred Shares of Applied UV, Inc., a Nevada corporation which are registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This description also summarizes relevant provisions of the Nevada Revised Statutes (“NRS”). The following description is a summary and does not purport to be complete. It is subject to, and qualified in its entirety by reference to, the relevant provisions of the NRS, and to our Articles of Incorporation, as amended (collectively, the “Articles of Incorporation”), and our Bylaws, which are filed as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, of which this Exhibit is a part, and are incorporated by reference herein. We encourage you to read the Company’s Articles of Incorporation and the Bylaws, and the relevant provisions of the NRS for additional information. Unless the context requires otherwise, all references to “we,” “us,” “our” and the “Company” in this Exhibit 4.6 refer solely to Applied, UV, Inc.

Authorized and Outstanding Capital Stock

Our authorized capital stock presently consists of 170,000,000 shares of common stock, par value $0.0001 per share, of which as of April 16, 2024, we had 4,285,995 shares of common stock outstanding, and 20,000,000 shares of “blank check” preferred stock, par value $0.0001 per share, of which 10,000 have been designated Series X Preferred Stock, all of which are issued and outstanding; 1,250,000 have been designated Series A Preferred Stock, of which 522,000 shares are issued and outstanding; 1,250,000 have been designated Series B Preferred Stock, all of which are outstanding; 2,500,000 have been designated Series C Preferred Stock, of which 399,996 shares are outstanding.

Common Stock

Voting

Holders of shares of the common stock are entitled to one vote for each share held of record on matters properly submitted to a vote of our stockholders. Stockholders are not entitled to vote cumulatively for the election of directors.

Dividends

Subject to the dividend rights of the holders of any outstanding series of preferred stock, holders of shares of common stock will be entitled to receive ratably such dividends, if any, when, as, and if declared by our Board of Directors out of the Company’s assets or funds legally available for such dividends or distributions.

Liquidation and Distribution

In the event of any liquidation, dissolution, or winding up of the Company’s affairs, holders of the common stock would be entitled to share ratably in the Company’s assets that are legally available for distribution to its stockholders. If the Company has any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution preferences, liquidation preferences, or both. In such case, the Company must pay the applicable distributions to the holders of its preferred stock before it may pay distributions to the holders of common stock.

Conversion, Redemption, and Preemptive Rights

Holders of the common stock have no preemptive, subscription, redemption or conversion rights.

Sinking Fund Provisions

There are no sinking fund provisions applicable to the common stock.

Series A Preferred Stock

Series A Preferred Stock. The following is a summary of the material terms of our Series A Preferred Stock, which is listed on The Nasdaq Capital Market under the trading symbol “AUVIP”:

Ranking. The Series A Preferred Stock, as to dividend rights and rights upon our liquidation, dissolution or winding-up, ranks: (i) senior to all classes or series of our common stock and to all other equity securities issued by us expressly designated as ranking junior to the Series A Preferred Stock; (ii) on parity with any future class or series of our equity securities expressly designated as ranking on parity with the Series A Preferred Stock; (iii) junior to all equity securities issued by us with terms specifically providing that those equity securities rank senior to the Series A Preferred Stock with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, none of which exists on the date hereof; and (iv) effectively junior to all our existing and future indebtedness (including indebtedness convertible into our common stock or preferred stock) and to the indebtedness and other liabilities of (as well as any preferred equity interests held by others in) our existing or future subsidiaries.

Dividends. Holders of our Series A Preferred Stock are entitled to receive, when and as declared by our Board of Directors, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 10.5% of the $25.00 liquidation preference per year (equivalent to $2.625 per year), payable monthly in arrears on the 15th day of each month. Dividends on the Series A Preferred Stock accumulate whether or not we are able to pay such dividends under certain of our agreements or even if such dividends are legally restricted or prohibited. We will not pay or declare and set apart for payment any dividends (other than a dividend paid in common stock or other stock ranking junior to the Series A Preferred Stock) on our common stock or other stock that ranks junior to or on parity with the Series A Preferred Stock unless we also have either paid or declared and set apart for payment full cumulative dividends on the Series A Preferred Stock for all past dividend periods.

In the event we owe accumulated dividends on our Series A Preferred Stock equal to at least twelve full months of dividends (and sufficient cash or securities have not been deposited with a paying agent for the payment of the accumulated dividends), the number of directors constituting our Board of Directors will be increased by the amount of directors (which we refer to as the “New Preferred Directors”) that when added to the then current number of directors will constitute a majority of the Board of Directors. The term of the New Preferred Directors will last for so long as we are in arrears on our dividends. The ability of the holders of Preferred Stock to elect the New Preferred Directors will also terminate, subject to reinstatement, once we have a dividend payment date on which we are no longer in arrears on our dividends to the extent described above. We established a segregated account that we pre-funded for the first twelve (12) monthly dividend payments.

Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our Series A Preferred Stock are entitled to be paid out of our assets legally available for distribution to our shareholders a liquidation preference of $25.00, plus an amount equal to any accumulated and unpaid dividends to the date of payment, before any distribution or payment may be made to holders of shares of common stock or any other class or series of our equity securities ranking junior to the Series A Preferred Stock.

Optional Redemption. The Series A Preferred Stock is generally not redeemable prior to July 16, 2022, subject to certain exceptions. On and after July 16, 2022, the first anniversary of July 16, 2021, to but excluding the second anniversary, the shares of Series A Preferred Stock will be redeemable at our option, in whole or in part, at a redemption price equal to $30.00 per share, plus any accrued and unpaid dividends. On and after July 16, 2023, the second anniversary of July 16, 2021, to but excluding the third anniversary, the shares of Series A Preferred Stock will be redeemable at our option, in whole or in part, at a redemption price equal to $28.00 per share, plus any accrued and unpaid dividends. On and after July 16, 2024, the third anniversary of July 16, 2021, to but excluding the fourth anniversary, the shares of Series A Preferred Stock will be redeemable at our option, in whole or in part, at a redemption price equal to $27.00, plus any accrued and unpaid dividends. On and after July 16, 2025, the fourth anniversary of July 16, 2021, to but excluding the fifth anniversary, the shares of Series A Preferred Stock will be redeemable at our option, in whole or in part, at a redemption price equal to $26.00, plus any accrued and unpaid dividends. On and after July 16, 2026, the fifth anniversary of July 16, 2021, the shares of Series A Preferred Stock will be redeemable at our option, in whole or in part, at a redemption price equal to $25.00 per share, plus any accrued and unpaid dividends.

Unless full cumulative dividends on all shares of Series A Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, no shares of Series A Preferred Stock shall be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed and we shall not purchase or otherwise acquire directly or indirectly any shares of Series A Preferred Stock (except by exchanging it for our capital stock ranking junior to the Series A Preferred Stock as to dividends and upon liquidation); provided, however, that the we will not be prevented from purchasing or acquiring shares of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Stock.

Special Optional Redemption and Conversion. If the Series A Preferred Stock is no longer listed on Nasdaq or another national exchange and we are no longer subject to the reporting requirements of the Exchange Act or if a change of control of the Company occurs, we may, at our option (i) redeem the Series A Preferred Stock, in whole or in part, at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends or (ii) convert some or all of the Series A Preferred Stock into a number of shares of our common stock based on a formula contained in the Series A Preferred Stock certificate of designations.

Limited Voting Rights. The holders of our Series A Preferred Stock generally have no voting rights, except on matters that materially and adversely affect the rights of the holders of the Series A Preferred Stock.

Stock Exchange Listing

Our common stock and Series A Preferred Stock are listed on The Nasdaq Capital Market under the symbols “AUVI” and “AUVIP,” respectively.

Transfer Agent and Registrar

Our transfer agent and registrar for all securities registered under Section 12 of the Exchange Act is Vstock Transfer Company, Inc. located at 18 Lafayette Pl, Woodmere, New York 11598. Their telephone number is (212) 828-8436.

Anti-Takeover Effects of Nevada Law and the Articles of Incorporation and Bylaws

Certain provisions of the Articles of Incorporation and Bylaws, and certain provisions of the NRS could make our acquisition by a third party, a change in our incumbent management, or a similar change of control more difficult. These provisions, which are summarized below, are likely to reduce our vulnerability to an unsolicited proposal for the restructuring or sale of all or substantially all of our assets or an unsolicited takeover attempt. The summary of the provisions set forth below does not purport to be complete and is qualified in its entirety by reference to the Articles of Incorporation and the Bylaws and the relevant provisions of the NRS.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock are available for future issuance, subject to any limitations imposed by the listing standards of The Nasdaq Capital Market. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Our authorized capital includes “blank check.” Our Board has the authority to issue preferred stock in one or more class or series and determine the price, designation, rights, preferences, privileges, restrictions and conditions, including voting and dividend rights, of those shares without any further vote or action by stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. The issuance of additional preferred stock, while providing desirable flexibility in connection with possible financings and acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the voting power of our outstanding voting securities, which could deprive our holders of common stock of a premium that they might otherwise realize in connection with a proposed acquisition of our Company.

Action by Written Consent

Our Bylaws provide that any action required or permitted by law, the Articles of Incorporation, or Bylaws to be taken at a meeting of the stockholders of the Company may be taken without a meeting if a consent or consents in writing, setting forth the action so taken, shall be signed by stockholders holding at least a majority of the voting power; provided that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required.

Advance Notice Requirements

Stockholders wishing to nominate persons for election to our Board of Directors at a meeting or to propose any business to be considered by our stockholders at a meeting must comply with certain advance notice and other requirements set forth in our Bylaws and Rule 14a-8 of the Exchange Act.

Special Meetings

Our Bylaws provide that special meetings of stockholders may only be called by the President or Chief Executive Officer. Business transacted at all special meetings shall be confined to the purposes stated in the notice of the meeting unless all stockholders entitled to vote are present and consent.

Board Vacancies

Our Bylaws provide that any vacancy on our Board of Directors, howsoever resulting, may be filled by a majority vote of the remaining directors.

Removal of Directors

Our Bylaws provide that any director may be removed either for or without cause at any special meeting of stockholders by the affirmative vote of at least two-thirds of the voting power of the issued and outstanding stock entitled to vote; provided, however, that notice of intention to act upon such matter shall have been given in the notice calling such meeting.

Right to Alter, Amend or Repeal Bylaws

Our Bylaws provide that they may be altered, amended or repealed at any meeting of the Board of Directors at which a quorum is present, by the affirmative vote of a majority of the directors present at such meeting.

Indemnification of Officers and Directors and Insurance

Our Bylaws provide for limitation of liability of our directors and for indemnification of our directors and officers to the fullest extent permitted under Nevada law. Our directors and officers may be liable for a breach or failure to perform their duties in accordance with Nevada law only if their breach or failure to perform constitutes gross negligence, willful misconduct or intentional harm on our Company or our stockholders. Our directors may not be personally liable for monetary damages for action taken or failure to take action as a director except in specific instances established by Nevada law.

In accordance with Nevada law, we may generally indemnify a director or officer against liability incurred in a proceeding if he or she acted in good faith, and believed that his or her conduct was in our best interest and that he or she had no reason to believe his or her conduct was unlawful. We may not indemnify a director or officer if the person was adjudged liable to us or in the event it is adjudicated that the director or officer received an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the U.S. Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Nevada Anti-Takeover Statutes

The NRS contains provisions restricting the ability of a Nevada corporation to engage in business combinations with an interested stockholder. Under the NRS, except under certain circumstances, business combinations with interested stockholders are not permitted for a period of two years following the date such stockholder becomes an interested stockholder. The NRS defines an interested stockholder, generally, as a person who is the beneficial owner, directly or indirectly, of 10% of the outstanding shares of a Nevada corporation. In addition, the NRS generally disallows the exercise of voting rights with respect to “control shares” of an “issuing corporation” held by an “acquiring person,” unless such voting rights are conferred by a majority vote of the disinterested stockholders. “Control shares” are those outstanding voting shares of an issuing corporation which an acquiring person and those persons acting in association with an acquiring person (i) acquire or offer to acquire in an acquisition of a controlling interest and (ii) acquire within 90 days immediately preceding the date when the acquiring person became an acquiring person. An “issuing corporation” is a corporation organized in Nevada which has two hundred or more stockholders, at least one hundred of whom are stockholders of record and residents of Nevada, and which does business in Nevada directly or through an affiliated corporation. The NRS also permits directors to resist a change or potential change in control of the corporation if the directors determine that the change or potential change is opposed to or not in the best interest of the corporation.

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